Exhibit 10.78

UNIFIED GROCERS

January 1, 2011

Executive Medical

Reimbursement Plan

GRANDFATHERED HEALTH PLAN

Anthem Blue Cross Life and Health Insurance Company believes this plan is a “grandfathered health plan” under the Patient Protection and Affordable Care Act (the Affordable Care Act). As permitted by the Affordable Care Act, a grandfathered health plan can preserve certain basic health coverage that was already in effect when that law was enacted. Being a grandfathered plan means that your plan may not include certain consumer protections of the Affordable Care Act that apply to other plans, for example, the requirement for the provision of preventive health services without any cost sharing. However, grandfathered health plans must comply with certain other consumer protections in the Affordable Care Act, for example, the elimination of lifetime limits on benefits.

Questions regarding which protections apply and which protections do not apply to a grandfathered health plan and what might cause a plan to change from grandfathered health plan status can be directed to your employer.

If you are enrolled in an employer health plan that is subject to ERISA, you may also contact the Employee Benefits Security Administration, U.S. Department of Labor at 1-866-444-3272 or at www.dol.gov/ebsa/healthreform. This web site has a table summarizing which protections do and do not apply to grandfathered health plans.

COMPLAINT NOTICE

Should you have any complaints or questions regarding your coverage, and this certificate was delivered by a broker, you should first contact the broker. You may also contact us at:

Anthem Blue Cross Life and Health Insurance Company

Customer Service

21555 Oxnard Street

Woodland Hills, CA 91367

818-234-2700

If the problem is not resolved, you may also contact the California Department of Insurance at:

California Department of Insurance

Claims Service Bureau, 11th Floor

300 South Spring Street

Los Angeles, California 90013

1-800-927-HELP (4357) – In California

1-213-897-8921 – Out of California

1-800-482-4833 – Telecommunication Device for the Deaf

E-mail Inquiry:         “Consumer Services” link at

                          www.insurance.ca.gov

Anthem Blue Cross Life and Health Insurance Company is an independent licensee of the Blue Cross Association. ® ANTHEM is a registered trademark. ® The Blue Cross name and symbol are registered marks of the Blue Cross Association.

CERTIFICATE OF INSURANCE

Anthem Blue Cross Life and Health Insurance Company

(Anthem Blue Cross Life and Health)

21555 Oxnard Street

Woodland Hills, California 91367

This certificate is a summary of the important terms of your Executive Medical Reimbursement Plan. It is intended to supplement the coverage provided under your employer’s medical plan available more generally to employees (the “Base Medical Plan”). The Executive Medical Reimbursement Plan and the Base Medical Plan contract must be consulted to determine the exact terms and conditions of coverage. Your employer will provide you with a copy of the plan contract upon request.

Your Executive Medical Reimbursement Plan (“Supplement Plan”) coverage is provided by Anthem Blue Cross Life and Health Insurance Company (“Anthem Blue Cross Life and Health”).

TABLE OF CONTENTS

INTRODUCTION	1
MEDICAL BENEFITS	1
YOUR MEDICAL BENEFITS	2
YOUR EXECUTIVE MEDICAL BENEFITS	2
CONDITIONS OF COVERAGE	2
MEDICAL CARE THAT IS COVERED	2
MEDICAL CARE THAT IS NOT COVERED	5
REIMBURSEMENT FOR ACTS OF THIRD PARTIES	8
COORDINATION OF BENEFITS	9
HOW COVERAGE BEGINS AND ENDS	14
HOW COVERAGE BEGINS	14
HOW COVERAGE ENDS	19
CONTINUATION OF COVERAGE	21
CALCOBRA CONTINUATION OF COVERAGE	27
SENIOR COBRA CONTINUATION FOR QUALIFYING INSURED PERSONS	30
EXTENSION OF BENEFITS	33
GENERAL PROVISIONS	33
INDEPENDENT MEDICAL REVIEW OF DENIALS OF EXPERIMENTAL OR INVESTIGATIVE TREATMENT	38
INDEPENDENT MEDICAL REVIEW OF GRIEVANCES INVOLVING A DISPUTED HEALTH CARE SERVICE	40
BINDING ARBITRATION	41
DEFINITIONS	43
FOR YOUR INFORMATION	50

INTRODUCTION

THE PLAN OF BENEFITS DESCRIBED IN THIS CERTIFICATE AND FOR WHICH YOU ARE INSURED, IS A SUPPLEMENT TO THE GROUP MEDICAL PLAN YOU ARE CURRENTLY ENROLLED. WE CALL THIS PLAN AN EXECUTIVE MEDICAL REIMBURSEMENT PLAN.

THE BENEFITS OF THIS CERTIFICATE ARE PROVIDED ONLY FOR THOSE SERVICES THAT ARE MEDICALLY NECESSARY. THE FACT THAT A PHYSICIAN PRESCRIBES OR ORDERS A SERVICE DOES NOT, IN ITSELF, MAKE IT MEDICALLY NECESSARY OR A COVERED EXPENSE.

All benefits are subject to coordination with benefits under certain other plans.

The benefits of this plan may be subject to the REIMBURSEMENT FOR ACTS OF THIRD PARTIES section.

MEDICAL BENEFITS

Benefits of this Supplement Plan are paid at 100% of the covered expense incurred for the services and supplies described below, in excess of benefits provided under the base medical plan up to the maximum benefit shown below.

You are not required to pay any deductible or copayment for these benefits.

Expense is incurred on the date the insured person receives the service or supply for which the charge is made. Covered expense under this Supplement Plan does not include amounts paid under the base medical plan provided by your employer.

YOUR MEDICAL BENEFITS

We will pay for covered expense you incur under this plan. A charge is incurred when the service or supply giving rise to the charge is rendered or received.

YOUR EXECUTIVE MEDICAL BENEFITS

The benefits described below are provided for the services and supplies listed under MEDICAL CARE THAT IS COVERED below. Benefits payable under this Supplement Plan will not include amounts paid under the base medical plan.

You are not required to pay any deductible or co-payment for these benefits.

CONDITIONS OF COVERAGE

The following conditions of coverage must be met for expense incurred for services or supplies to be covered.

1.

You must incur this expense while you are covered under these Executive Medical Reimbursement Plan benefits. Expense is incurred on the date you receive the service or supply for which the charge is made.

2.	The expense must be for a medical service or supply included below under MEDICAL CARE THAT IS COVERED.

3.

The expense must not be for a medical service or supply listed under MEDICAL CARE THAT IS NOT COVERED. If the service or supply is partially excluded, then only that portion which is not excluded will be considered covered.

4.

Any services received must be those which are regularly provided and billed by the provider. In addition, those services must be consistent with the illness, injury, degree of disability and your medical needs. Benefits are provided only for the number of days required to treat your illness or injury.

5.	All services and supplies must be ordered by a physician.

MEDICAL CARE THAT IS COVERED

The requirements set forth above under CONDITIONS OF COVERAGE and the exclusions or limitations listed under MEDICAL CARE THAT IS NOT COVERED, we will provide benefits for the following services and supplies:

Plan Payment. We will pay a benefit for expense incurred for medical services and supplies otherwise covered under your base medical plan, but only to the extent no benefit was paid because: (1) such expense was applied to a calendar year or other deductible amount; (2) such expense was applied to a co-payment; (3) the maximum benefit under the base medical plan had been paid under that plan; (4) charges exceed the base medical plan benefit payment; or (5) such expense was applied to a penalty under the base medical plan.

Convalescent Care. Services and supplies provided while confined in the convalescent wing of a hospital.

Reconstructive Surgery. Reconstructive surgery performed to correct deformities caused by congenital or developmental abnormalities, illness, or injury for the purpose of improving bodily function or symptomatology or creating a normal appearance. This includes medically necessary dental or orthodontic services that are an integral part of reconstructive surgery for cleft palate procedures. “Cleft palate” means a condition that may include cleft palate, cleft lip, or other craniofacial anomalies associated with cleft palate.

Ambulance. Expense incurred for ambulance services. If you have an emergency medical condition that requires an emergency response, please call the “911” emergency response system if you are in an area where the system is established and operating.

Dental Care. Orthodontics, and other dental services and supplies to the extent that benefits are not payable under the base medical plan. This includes general anesthesia and associated facility charges when your clinical status or underlying medical condition requires that dental procedures be rendered in a hospital or ambulatory surgical center, to the extent such services are covered under your base medical plan. This also includes medically necessary dental or orthodontic services that are an integral part of reconstructive surgery for cleft palate procedures. “Cleft palate” means a condition that may include cleft palate, cleft lip, or other craniofacial anomalies associated with cleft palate.

Infertility. Services and supplies for the diagnosis and treatment of infertility.

Nicotine Dependency. Smoking cessation programs or treatment of nicotine or tobacco use.

Routine Physical Examinations. Routine physical examinations, including breast and pelvic examinations, pap smears, human papillomavirus (HPV) screening, and any cervical cancer screening test approved by the federal Food and Drug Administration upon referral by your physician.

Prostate Cancer Screening. Services and supplies provided in connection with routine tests to detect prostate cancer.

Other Cancer Screening Tests. Services and supplies provided in connection with all generally medically accepted cancer screening tests.

Weight Reduction. Services for weight reduction or treatment of obesity.

Vision Care. Eye examinations, eyeglasses and contact lenses.

Contraceptives. Services and supplies provided in connection with the following methods of contraception:

•	Injectable drugs and implants for birth control, administered in a physician’s office, if medically necessary.

•	Intrauterine contraceptive devices (IUDs) and diaphragms, dispensed by a physician if medically necessary.

•	Professional services of a physician in connection with the prescribing, fitting, and insertion of intrauterine contraceptive devices or diaphragms.

If your physician determines that none of these contraceptive methods are appropriate for you based on your medical or personal history, coverage will be provided for another prescription contraceptive method that is approved by the Food and Drug Administration (FDA) and prescribed by your physician.

Eye Surgery for Refractive Defects. Eye surgery for the purpose of correcting refractive defects of the eye such as nearsightedness (myopia) and/or astigmatism.

Hearing Care. Hearing examinations and hearing aids.

HIV Testing. Human immunodeficiency virus (HIV) testing, regardless of whether the testing is related to a primary diagnosis. This coverage is provided according to the terms and conditions of this plan that apply to all other medical conditions.

Pre-Existing Conditions. Services and supplies for the treatment of, or otherwise related to, a pre-existing condition, if any.

MEDICAL CARE THAT IS NOT COVERED

Benefits payable under this Supplement Plan for any service or supply to the extent benefits are paid or payable under the base medical plan. In addition, no payment will be made under this Supplement Plan for expenses incurred for, or in connection with, any of the items below. (The titles given to these exclusions and limitations are for ease of reference only; they are not meant to be an integral part of the exclusions and limitations and do not modify their meaning.)

Not Medically Necessary. Services or supplies that are not medically necessary, as defined, unless the service or supply is specifically listed above under MEDICAL CARE THAT IS COVERED.

Transportation. Expense incurred for transportation, except as specifically stated above in the “Ambulance” provision of MEDICAL CARE THAT IS COVERED. Mileage reimbursement. Charges incurred in the purchase or the modification of a motor vehicle.

Health Coverage Costs. The cost for group or individual insurance, or any other coverage plan. This includes insured and uninsured plans.

Capital Improvement. Expense incurred in the purchase, installation or building of any device, equipment or facility which is a capital improvement of property.

Experimental or Investigative. Any experimental or investigative procedure or medication, unless the service or supply is specifically listed above under MEDICAL CARE THAT IS COVERED.

Crime or Nuclear Energy. Conditions that result from: (1) your commission of or attempt to commit a felony, as long as any injuries are not a result of a medical condition or an act of domestic violence; or (2) any release of nuclear energy, whether or not the result of war, when government funds are available for treatment of illness or injury arising from such release of nuclear energy.

Not Covered. Services received before your effective date or after your coverage ends, except as specifically stated under EXTENSION OF BENEFITS.

Non-Licensed Providers. Treatment or services rendered by non-licensed health care providers and treatment or services for which the provider of services is not required to be licensed. This includes treatment or services from a non-licensed provider under the supervision of a licensed physician, except as specifically provided or arranged by us.

Work-Related. Work-related conditions if benefits are recovered or can be recovered, either by adjudication, settlement or otherwise, under any workers’ compensation, employer’s liability law or occupational disease law, even if you do not claim those benefits.

If there is a dispute or substantial uncertainty as to whether benefits may be recovered for those conditions pursuant to workers’ compensation, benefits will be provided subject to our right of recovery and reimbursement under California Labor Code Section 4903, and as described in REIMBURSEMENT FOR ACTS OF THIRD PARTIES.

Government Treatment. Any services you actually received that were provided by a local, state, or federal government agency, or by a public school system or school district, except when payment under this Supplement Plan is expressly required by federal or state law. We will not cover payment for these services if you are not required to pay for them or they are given to you for free.

Services of Relatives. Professional services received from a person who lives in your home or who is related to you by blood or marriage.

Voluntary Payment. Services for which you have no legal obligation to pay, or for which no charge would be made in the absence of insurance coverage or other health plan coverage, except services received at a non-governmental charitable research hospital. Such a hospital must meet the following guidelines:

1.	It must be internationally known as being devoted mainly to medical research;

2.	At least 10% of its yearly budget must be spent on research not directly related to patient care;

3.	At least one-third of its gross income must come from donations or grants other than gifts or payments for patient care;

4.	It must accept patients who are unable to pay; and

5.	Two-thirds of its patients must have conditions directly related to the hospital’s research.

Not Specifically Listed. Services not specifically listed in this Supplement Plan as covered services.

Private Contracts. Services or supplies provided pursuant to a private contract between the insured person and a provider, for which reimbursement under the Medicare program is prohibited, as specified in Section 1802 (42 U.S.C. 1395a) of Title XVIII of the Social Security Act.

Inpatient Diagnostic Tests. Inpatient room and board charges in connection with a hospital stay primarily for diagnostic tests which could have been performed safely on an outpatient basis.

Dental Services or Supplies. Cosmetic dental surgery or other dental services for beautification.

Optometric Services or Supplies. Eye exercises including orthoptics.

Cosmetic Surgery. Cosmetic surgery or other services performed solely for beautification or to alter or reshape normal (including aged) structures or tissues of the body to improve appearance. This exclusion does not apply to reconstructive surgery (that is, surgery performed to correct deformities caused by congenital or developmental abnormalities, illness, or injury for the purpose of improving bodily function or symptomatology or to create a normal appearance), including surgery performed to restore symmetry following mastectomy. Cosmetic surgery does not become reconstructive surgery because of psychological or psychiatric reasons.

Sex Transformation. Procedures or treatments to change characteristics of the body to those of the opposite sex.

Orthopedic Supplies. Orthopedic shoes (other than shoes joined to braces) or non-custom molded and cast shoe inserts, except for therapeutic shoes and inserts for the prevention and treatment of diabetes-related foot complications as specifically stated in the “Prosthetic Devices” provision of MEDICAL CARE THAT IS COVERED.

Air Conditioners. Air purifiers, air conditioners, or humidifiers.

Custodial Care or Rest Cures. Inpatient room and board charges in connection with a hospital stay primarily for environmental change or physical therapy. Custodial care, rest cures, or any services rendered by a rest home, a home for the aged, a nursing home or any similar facility, except when provided by a hospice, or as specifically stated above in the “Convalescent Care” provision of MEDICAL CARE THAT IS COVERED.

Chronic Pain. Inpatient room and board charges in connection with a hospital stay primarily for treatment of chronic pain.

Exercise Equipment. Exercise equipment, or any charges for activities, instrumentalities, or facilities normally intended or used for developing or maintaining physical fitness, including, but not limited to, charges from a physical fitness instructor, health club or gym, even if ordered by a physician.

Personal Items. Any supplies for comfort, hygiene or beautification.

Education or Counseling. Any educational treatment or nutritional counseling, or any services that are educational, vocational, or training in nature except as specifically provided or arranged by us, or a diabetes education program or education services for pediatric asthma in excess of benefits payable under the base medical plan. Food or dietary supplements, except as specifically stated under the base medical plan.

Telephone and Facsimile Machine Consultations. Consultations provided by telephone or facsimile machine.

Acupressure or Massage. Acupressure or massage to control pain, treat illness or promote health by applying pressure to or on specific areas of the body.

Outpatient Drugs and Medications. Any non-prescription, over-the-counter patent or proprietary drug or medicine. Cosmetics, health or beauty aids.

Contraceptive Devices. Contraceptive devices prescribed for birth control except as specifically stated in the “Contraceptives” provision in MEDICAL CARE THAT IS COVERED.

REIMBURSEMENT FOR ACTS OF THIRD PARTIES

Under some circumstances, an insured person may need services under this plan for which a third party may be liable or legally responsible by reason of negligence, an intentional act or breach of any legal obligation. In that event, we will provide the benefits of this Supplement Plan subject to the following:

1.

We will automatically have a lien, to the extent of benefits provided, upon any recovery, whether by settlement, judgment or otherwise, that you receive from the third party, the third party’s insurer, or the third party’s guarantor. The lien will be in the amount of benefits we paid under this Supplement Plan for the treatment of the illness, disease, injury or condition for which the third party is liable.

•	If we paid the provider other than on a capitated basis, our lien will not be more than amount we paid for those services.

•	If we paid the provider on a capitated basis, our lien will not be more than 80% of the usual and customary charges for those services in the geographic area in which they were given.

•	If you hired an attorney to gain your recovery from the third party, our lien will not be for more than one-third of the money due you under any final judgment, compromise, or settlement agreement.

•	If you did not hire an attorney, our lien will not be for more than one-half of the money due you under any final judgment, compromise or settlement agreement.

•

If a final judgment includes a special finding by a judge, jury, or arbitrator that you were partially at fault, our lien will be reduced by the same comparative fault percentage by which your recovery was reduced.

•	Our lien is subject to a pro rata reduction equal to your reasonable attorney’s fees and costs in line with the common fund doctrine.

2.

You must advise us in writing, within 60 days of filing a claim against the third party and take necessary action, furnish such information and assistance, and execute such papers as we may require to facilitate enforcement of its rights. You must not take action which may prejudice our rights or interest under your Supplement Plan. Failure to give such notice to us or cooperate with us, or actions that prejudice our rights or interests will be a material breach of this Supplement Plan and will result in your being personally responsible for reimbursing us.

3.

We will be entitled to collect on our lien even if the amount you or anyone recovered for you (or your estate, parent or legal guardian) from or for the account of such third party as compensation for the injury, illness or condition is less than the actual loss you suffered.

IMPORTANT: YOU MAY NOT BE ABLE TO CLAIM DEDUCTIONS OR TAKE TAX CREDIT ON YOUR FEDERAL AND STATE INCOME TAX FORMS FOR EXPENSES REIMBURSED UNDER THIS PLAN.

COORDINATION OF BENEFITS

If you are covered by more than one group medical plan, your benefits under This Plan will be coordinated with the benefits of those Other Plans, as shown below. These coordination provisions apply separately to each insured person, per calendar year, and are largely determined by California law. Any coverage you have for medical or dental benefits will be coordinated as shown below.

DEFINITIONS

The meanings of key terms used in this section are shown below. Whenever any of the key terms shown below appear in these provisions, the first letter of each word will be capitalized. When you see these capitalized words, you should refer to this “Definitions” provision.

Allowable Expense is any necessary, reasonable and customary item of expense which is at least partially covered by at least one Other Plan covering the person for whom claim is made. When a Plan provides benefits in the form of services rather than cash payments, the reasonable cash value of each service rendered will be deemed to be both an Allowable Expense and a benefit paid.

Other Plan is any of the following:

1.	Group, blanket or franchise insurance coverage;

2.	Group service plan contract, group practice, group individual practice and other group prepayment coverages;

3.	Group coverage under labor-management trusteed plans, union benefit organization plans, employer organization plans, employee benefit organization plans or self-insured employee benefit plans.

4.	Medicare. This does not include Medicare when, by law, its benefits are secondary to those of any private insurance program or other non-governmental program.

The term “Other Plan” refers separately to each agreement, policy, contract, or other arrangement for services and benefits, and only to that portion of such agreement, policy, contract, or arrangement which reserves the right to take the services or benefits of other plans into consideration in determining benefits.

Principal Plan is the plan which will have its benefits determined first.

This Plan is that portion of this plan which provides benefits subject to this provision.

EFFECT ON BENEFITS

This provision will apply in determining a person’s benefits under This Plan for any calendar year if the benefits under This Plan and any Other Plans, exceed the Allowable Expenses for that calendar year.

1.	If This Plan is the Principal Plan, then its benefits will be determined first without taking into account the benefits or services of any Other Plan.

2.	If This Plan is not the Principal Plan, then its benefits may be reduced so that the benefits and services of all the plans do not exceed Allowable Expense.

3.	The benefits of This Plan will never be greater than the sum of the benefits that would have been paid if you were covered under This Plan only.

ORDER OF BENEFITS DETERMINATION

The following rules determine the order in which benefits are payable:

1.

A plan which has no Coordination of Benefits provision pays before a plan which has a Coordination of Benefits provision. This would include Medicare in all cases, except when the law requires that This Plan pays before Medicare.

2.

A plan which covers you as an insured employee pays before a plan which covers you as a dependent. But, if you are retired and eligible for Medicare, Medicare pays (a) after the plan which covers you as a dependent of an active employee, but (b) before the plan which covers you as a retired employee.

For example: You are covered as a retired employee under this plan and eligible for Medicare (Medicare would normally pay first). You are also covered as a dependent of an active employee under another plan (in which case Medicare would pay second). In this situation, the plan which covers you as a dependent will pay first and the plan which covers you as a retired employee would pay last.

3.

For a dependent child covered under plans of two parents, the plan of the parent whose birthday falls earlier in the calendar year pays before the plan of the parent whose birthday falls later in the calendar year. But if one plan does not have a birthday rule provision, the provisions of that plan determine the order of benefits.

Exception to rule 3: For a dependent child of parents who are divorced or separated, the following rules will be used in place of Rule 3:

a.	If the parent with custody of that child for whom a claim has been made has not remarried, then the plan of the parent with custody that covers that child as a dependent pays first.

b.	If the parent with custody of that child for whom a claim has been made has remarried, then the order in which benefits are paid will be as follows:

i.	The plan which covers that child as a dependent of the parent with custody.

ii.	The plan which covers that child as a dependent of the stepparent (married to the parent with custody).

iii.	The plan which covers that child as a dependent of the parent without custody.

iv.	The plan which covers that child as a dependent of the stepparent (married to the parent without custody).

c.

Regardless of a and b above, if there is a court decree which establishes a parent’s financial responsibility for that child’s health care coverage, a plan which covers that child as a dependent of that parent pays first.

4.

The plan covering you as a laid-off or retired employee or as a dependent of a laid-off or retired employee pays after a plan covering you as other than a laid-off or retired employee or the dependent of such a person. But if either plan does not have a provision regarding laid-off or retired employees, provision 6 applies.

5.

The plan covering you under a continuation of coverage provision in accordance with state or federal law pays after a plan covering you as an employee, a dependent or otherwise, but not under a continuation of coverage provision in accordance with state or federal law. If the order of benefit determination provisions of the Other Plan do not agree under these circumstances with the Order of Benefit Determination provisions of This Plan, this rule will not apply.

6.

When the above rules do not establish the order of payment, the plan on which you have been enrolled the longest pays first unless two of the plans have the same effective date. In this case, Allowable Expense is split equally between the two plans.

OUR RIGHTS UNDER THIS PROVISION

Responsibility For Timely Notice. We are not responsible for coordination of benefits unless timely information has been provided by the requesting party regarding the application of this provision.

Reasonable Cash Value. If any Other Plan provides benefits in the form of services rather than cash payment, the reasonable cash value of services provided will be considered Allowable Expense. The reasonable cash value of such service will be considered a benefit paid, and our liability reduced accordingly.

Facility of Payment. If payments which should have been made under This Plan have been made under any Other Plan, we have the right to pay that Other Plan any amount we determine to be warranted to satisfy the intent of this provision. Any such amount will be considered a benefit paid under This Plan, and such payment will fully satisfy our liability under this provision.

Right of Recovery. If payments made under This Plan exceed the maximum payment necessary to satisfy the intent of this provision, we have the right to recover that excess amount from any persons or organizations to or for whom those payments were made, or from any insurance company or service plan.

HOW COVERAGE BEGINS AND ENDS

HOW COVERAGE BEGINS

ELIGIBLE STATUS

1.

Insured Employees. Regular full-time employees who are classified as executives of the group as agreed to by Anthem Blue Cross Life and Health are eligible to enroll as insured employees. A full-time employee is one who works at least 30 hours a week in the conduct of the business of the group.

2.	Family Members. Family members of insured employees as set forth above are eligible, provided they meet the requirements for family members as set forth below.

Definition of Family Member

1.	Spouse is the employee’s spouse under a legally valid marriage. Spouse does not include any person who is: (a) covered as an insured employee; or (b) in active service in the armed forces.

2.

Domestic partner is the employee’s domestic partner under a legally registered and valid domestic partnership. Domestic partner does not include any person who is: (a) covered as an insured employee; or (b) in active service in the armed forces.

3.	Child is the employee’s, spouse’s or domestic partner’s unmarried natural child, stepchild, or legally adopted child, and meets the definition of child in your base medical plan booklet.

ELIGIBILITY DATE

1.

For Employees: You become eligible for coverage on the first day of the month coinciding with or following the date you complete 30 days of continuous, active full-time employment. (This is your “waiting” period.)

2.	For Family Members: You become eligible for coverage on the later of: (a) the date the employee becomes eligible for coverage; or (b) the date you meet the family member definition.

Exceptions to the Waiting Period:

1.

If, after you have completed the waiting period, you cease to be eligible due to termination of employment, and you return to an eligible status within six months after the date your employment terminated, you will become eligible on the first day of the month following the date you return.

2.	If you were covered under the prior plan, the time you spent under the prior plan will be used to satisfy, or partially satisfy, your waiting period under this plan.

ENROLLMENT

To enroll as an employee, or to enroll family members, the employee must properly file an application. An application is considered properly filed, only if it is personally signed, dated, and given to the group within 31 days from your eligibility date. We must receive this application from the group within 90 days. If any of these steps are not followed, your coverage may be denied.

EFFECTIVE DATE

Your effective date of coverage is subject to the timely payment of premium on your behalf. The date you become covered is determined as follows:

1.

Timely Enrollment. If you enroll for coverage before, on, or within 31 days after your eligibility date, then your coverage will begin as follows: (a) for employees, on your eligibility date; and (b) for family members, on the later of (i) the date the employee’s coverage begins, or (ii) the first day of the month after the family member becomes eligible. If you become eligible before the policy takes effect, coverage begins on the effective date of the policy, provided the enrollment application is on time and in order.

2.	Late Enrollment. If you enroll more than 31 days after your eligibility date, you must wait until the group’s next Open Enrollment Period to enroll.

3.

Disenrollment. If you voluntarily choose to disenroll from coverage under this plan, you will be eligible to reapply for coverage as set forth in the “Enrollment” provision above, during the group’s next Open Enrollment period (see OPEN ENROLLMENT PERIOD). You may enroll earlier than the group’s next Open Enrollment Period if you meet any of the conditions listed under SPECIAL ENROLLMENT PERIODS.

Important Note for Newborn and Newly-Adopted Children. If the insured employee (or spouse or domestic partner, if the spouse or domestic partner is enrolled) is already covered: (1) any child born to the employee, spouse or domestic partner will be enrolled from the moment of birth; and (2) any child being adopted by the employee, spouse or domestic partner will be enrolled from the date on which either: (a) the adoptive child’s birth parent, or other appropriate legal authority, signs a written document granting the employee, spouse or domestic partner the right to control the health care of the child (in the absence of a written document, other evidence of the employee’s, spouse’s or domestic partner’s right to control the health care of the child may be used); or (b) the employee, spouse or domestic partner assumed a legal obligation for full or partial financial responsibility for the child in anticipation of the child’s adoption. The “written document” referred to above includes, but is not limited to, a health facility minor release report, a medical authorization form, or relinquishment form.

In both cases, coverage will be in effect for 31 days. For coverage to continue beyond this 31-day period, the employee must submit a membership change form to the group within the 31-day period. We must then receive the form from the group within 90 days.

Special Enrollment Periods

You may enroll without waiting for the group’s next open enrollment period if you are otherwise eligible under any one of the circumstances set forth below:

1.	You have met all of the following requirements:

a.	You were covered as an individual or dependent under either:

i.	Another employer group health plan or health insurance coverage, including coverage under a COBRA or CalCOBRA continuation; or

ii.	A state Medicaid plan or under a state child health insurance program (SCHIP), including the Healthy Families Program or the Access for Infants and Mothers (AIM) Program.

b.

You certified in writing at the time you became eligible for coverage under this plan that you were declining coverage under this plan or disenrolling because you were covered under another health plan as stated above and you were given written notice that if you choose to enroll later, you may be required to wait until the group’s next open enrollment period to do so.

c.	Your coverage under the other health plan wherein you were covered as an individual or dependent ended as follows:

i.

If the other health plan was another employer group health plan or health insurance coverage, including coverage under a COBRA or CalCOBRA continuation, coverage ended because you lost eligibility under the other plan, your coverage under a COBRA or CalCOBRA continuation was exhausted, or employer contributions toward coverage under the other plan terminated. You must properly file an application with the group within 31 days after the date your coverage ends or the date employer contributions toward coverage under the other plan terminate.

Loss of eligibility for coverage under an employer group health plan or health insurance includes loss of eligibility due to termination of employment or change in employment status, reduction in the number of hours worked, loss of dependent status under the terms of the plan, termination of the other plan, legal separation, divorce, death of the person through whom you were covered, and any loss of eligibility for coverage after a period of time that is measured by reference to any of the foregoing.

ii.

If the other health plan was a state Medicaid plan or a state child health insurance program (SCHIP), including the Healthy Families Program or the Access for Infants and Mothers (AIM) Program, coverage ended because you lost eligibility under the program. You must properly file an application with the group within 60 days after the date your coverage ended.

2.

A court has ordered coverage be provided for a spouse, domestic partner or dependent child under your employee health plan and an application is filed within 31 days from the date the court order is issued.

3.

We do not have a written statement from the group stating that prior to declining coverage or disenrolling, you received and signed acknowledgment of a written notice specifying that if you do not enroll for coverage within 31 days after your eligibility date, or if you disenroll, and later file an enrollment application, your coverage may not begin until the first day of the month following the end of the group’s next open enrollment period.

4.	You have a change in family status through either marriage or domestic partnership, or the birth, adoption, or placement for adoption of a child:

a.

If you are enrolling following marriage or domestic partnership, you and your new spouse or domestic partner must enroll within 31 days of the date of marriage or domestic partnership. Your new spouse or domestic partner’s children may also enroll at that time. Other children may not enroll at that time unless they qualify under another of these circumstances listed above.

b.

If you are enrolling following the birth, adoption, or placement for adoption of a child, your spouse (if you are already married) or domestic partner, who is eligible but not enrolled, may also enroll at that time. Other children may not enroll at that time unless they qualify under another of these circumstances listed above. Application must be made within 31 days of the birth or date of adoption or placement for adoption.

5.

You meet or exceed a lifetime limit on all benefits under another health plan. Application must be made within 31 days of the date a claim or a portion of a claim is denied due to your meeting or exceeding the lifetime limit on all benefits under the other plan.

6.

You become eligible for assistance, with respect to the cost of coverage under the employer’s group plan, under a state Medicaid or SCHIP health plan, including any waiver or demonstration project conducted under or in relation to these plans. You must properly file an application with the group within 60 days after the date you are determined to be eligible for this assistance.

Effective date of coverage. For enrollments during a special enrollment period as described above, coverage will be effective on the first day of the month following the date you file the enrollment application, except as specified below:

1.

If a court has ordered that coverage be provided for a dependent child, coverage will become effective for that child on the earlier of (a) the first day of the month following the date you file the enrollment application or (b) within 30 days after we receive a copy of the court order or of a request from the district attorney, either parent or the person having custody of the child, the employer, or the group administrator.

2.	For enrollments following the birth, adoption, or placement for adoption of a child, coverage will be effective as of the date of birth, adoption, or placement for adoption.

OPEN ENROLLMENT PERIOD

The group has an open enrollment period once each year, during the month of November. During that time, an individual who meets the eligibility requirements as an employee under this plan may enroll. An employee may also enroll any eligible family members at that time. Persons eligible to enroll as family members may enroll only under the employee’s plan.

For anyone so enrolling, coverage under this plan will begin on the first day of the month following the end of the Open Enrollment Period. Coverage under the former plan ends when coverage under this plan begins.

HOW COVERAGE ENDS

Your coverage ends, without notice from us, as provided below:

1.	If the policy terminates, your coverage ends at the same time. The policy may be cancelled or changed without notice to you.

2.

If the group no longer provides coverage for the class of insured persons to which you belong, your coverage ends on the effective date of that change. If this policy is amended to delete coverage for family members, a family member’s coverage ends on the effective date of that change.

3.	Coverage for family members ends when the employee’s coverage ends.

4.	Coverage ends at the end of the period for which premium has been paid to us on your behalf when the required premium for the next period is not paid.

5.	If you voluntarily cancel coverage at any time, coverage ends on the premium due date coinciding with or following the date of voluntary cancellation, as provided by written notice to us.

6.

If you no longer meet the requirements set forth in the "Eligible Status" provision of HOW COVERAGE BEGINS, your coverage ends as of the premium due date coinciding with or following the date you cease to meet such requirements.

Exceptions to Item 6:

a.

Leave of Absence. If you are an insured employee and the group pays premium to us on your behalf, your coverage may continue for up to one year during a temporary leave of absence approved by the group.

b.

Handicapped Children. If a child reaches the age limits shown in the “Eligible Status” provision of this section, the child will continue to qualify as a family member if he or she is (i) covered under this plan, (ii) still chiefly dependent on the insured employee, spouse, or domestic partner for support and maintenance, and (iii) incapable of self-sustaining employment due to a physical or mental condition. A physician must certify in writing that the child has a physical or mental condition that makes the child incapable of obtaining self-sustaining employment. We will notify the insured employee that the child’s coverage will end when the child reaches the plan’s upper age limit at least 90-days prior to the date the child reaches that age. The insured employee must send proof of the child’s physical or mental condition within 60-days of the date the insured employee receives our request. If we do not complete our determination of the child’s continuing eligibility by the date the child reaches the plan’s upper age limit, the child will remain covered pending our determination. When a period of two years has passed, we may request proof of continuing dependency due to a continuing physical or mental condition, but not more often than once each year. This exception will last until the child is no longer chiefly dependent on the insured employee, spouse or domestic partner for support and maintenance or a physical or mental condition no longer exists. A child is considered chiefly dependent for support and maintenance if he or she qualifies as a dependent for federal income tax purposes.

Note: If a marriage or domestic partnership terminates, the employee must give or send to the group written notice of the termination. Coverage for a former spouse or domestic partners, and their dependent children, if any, ends according to the “Eligible Status” provisions. If Anthem Blue Cross Life and Health suffers a loss because of the employee failing to notify the group of the termination of their marriage or domestic partnership, Anthem Blue Cross Life and Health may seek recovery from the employee for any actual loss resulting thereby. Failure to provide written notice to the group will not delay or prevent termination of the marriage or domestic partnership. If the employee notifies the group in writing to cancel coverage for a former spouse or domestic partner and the children of the spouse or domestic partner, if any, immediately upon termination of the employee’s marriage or domestic partnership, such notice will be considered compliance with the requirements of this provision.

You may be entitled to continued benefits under terms which are specified elsewhere under CONTINUATION OF COVERAGE, CALCOBRA CONTINUATION OF COVERAGE, and EXTENSION OF BENEFITS.

CONTINUATION OF COVERAGE

Most employers who employ 20 or more people on a typical business day are subject to The Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). If the employer who provides coverage under the policy is subject to the federal law which governs this provision (Title X of P. L. 99-272), you may be entitled to a period of continuation of coverage. Check with your employer for details.

DEFINITIONS

The meanings of key terms used in this section are shown below. Whenever any of the terms shown below appear in these provisions, the first letter of each word will be capitalized. When you see these capitalized words, you should refer to this “Definitions” provision.

Initial Enrollment Period is the period of time following the original Qualifying Event, as indicated in the “Terms of COBRA Continuation” provisions below.

Qualified Beneficiary means: (a) a person enrolled for this COBRA continuation coverage who, on the day before the Qualifying Event, was covered under this policy as either an insured employee or insured family member; and (b) a child who is born to or placed for adoption with the insured employee during the COBRA continuation period. Qualified Beneficiary does not include: (a) any person who was not enrolled during the Initial Enrollment Period, including any family members acquired during the COBRA continuation period, with the exception of newborns and adoptees as specified above; or (b) a domestic partner, or a child of a domestic partner, if they are eligible under HOW COVERAGE BEGINS AND ENDS.

Qualifying Event means any one of the following circumstances which would otherwise result in the termination of your coverage under the policy. These events are referred to throughout this section by number.

1.	For Insured Employees and Insured Family Members:

a.	The employee’s termination of employment, for any reason other than gross misconduct; or

b.	A reduction in the employee’s work hours.

2.	For Retired Employees and their Insured Family Members. Cancellation or a substantial reduction of retiree benefits under the plan due to the group’s filing for Chapter 11 bankruptcy, provided:

a.	The policy expressly includes coverage for retirees; and

b.	Such cancellation or reduction of benefits occurs within one year before or after the group’s filing for bankruptcy.

3.	For Insured Family Members:

a.	The death of the insured employee;

b.	The spouse’s divorce or legal separation from the employee;

c.	The end of a child’s status as a dependent child, as defined by the policy; or

d.	The employee’s entitlement to Medicare.

ELIGIBILITY FOR COBRA CONTINUATION

An insured employee or insured family member, other than a domestic partner, and a child of a domestic partner, may choose to continue coverage under the policy if his or her coverage would otherwise end due to a Qualifying Event.

TERMS OF COBRA CONTINUATION

Notice. The group or its administrator (we are not the administrator) will notify either the insured employee or insured family member of the right to continue coverage under COBRA, as provided below:

1.	For Qualifying Events 1, or 2, the group or its administrator will notify the employee of the right to continue coverage.

2.	For Qualifying Events 3(a) or 3(d) above, a family member will be notified of the COBRA continuation right.

3.

You must inform the group within 60 days of Qualifying Events 3(b) or 3(c) above if you wish to continue coverage. The group in turn will promptly give you official notice of the COBRA continuation right.

If you choose to continue coverage you must notify the group within 60 days of the date you receive notice of your COBRA continuation right. The COBRA continuation coverage may be chosen for all insured persons within a family, or only for selected insured persons.

If you fail to elect the COBRA continuation during the Initial Enrollment Period, you may not elect the COBRA continuation at a later date.

Notice of continued coverage, along with the initial premium, must be delivered to us by the group within 45 days after you elect COBRA continuation coverage.

Additional Insured Family Members. A spouse or child acquired during the COBRA continuation period is eligible to be enrolled as a family member. The standard enrollment provisions of the policy apply to enrollees during the COBRA continuation period.

Cost of Coverage. The group may require that you pay the entire cost of your COBRA continuation coverage. This cost, called the “premium”, must be remitted to the group each month during the COBRA continuation period. We must receive payment of the premium each month from the group in order to maintain the coverage in force.

Besides applying to the insured employee, the employee’s premium rate will also apply to:

1.	A spouse whose COBRA continuation began due to divorce, separation or death of the employee;

2.

A child, if neither the employee nor the spouse has enrolled for this COBRA continuation coverage (if more than one child is so enrolled, the premium will be the two-party or three-party rate depending on the number of children enrolled); and

3.	A child whose COBRA continuation began due to the person no longer meeting the dependent child definition.

Subsequent Qualifying Events. Once covered under the COBRA continuation, it’s possible for a second Qualifying Event to occur. If that happens, an insured person, who is a Qualified Beneficiary, may be entitled to an extended COBRA continuation period. This period will in no event continue beyond 36 months from the date of the first qualifying event.

For example, a child may have been originally eligible for this COBRA continuation due to termination of the insured employee’s employment, and was enrolled for this COBRA continuation as a Qualified Beneficiary. If, during the COBRA continuation period, the child reaches the upper age limit of the plan, the child is eligible for an extended continuation period which would end no later than 36 months from the date of the original Qualifying Event (the termination of employment).

When COBRA Continuation Coverage Begins. When COBRA continuation coverage is elected during the Initial Enrollment Period and the premium is paid, coverage is reinstated back to the date of the original Qualifying Event, so that no break in coverage occurs.

For family members properly enrolled during the COBRA continuation, coverage begins according to the enrollment provisions of the policy.

When the COBRA Continuation Ends. This COBRA continuation will end on the earliest of:

1.	The end of 18 months from the Qualifying Event, if the Qualifying Event was termination of employment or reduction in work hours;*

2.	The end of 36 months from the Qualifying Event, if the Qualifying Event was the death of the insured employee, divorce or legal separation, or the end of dependent child status;*

3.

The end of 36 months from the date the insured employee became entitled to Medicare, if the Qualifying Event was the employee’s entitlement to Medicare. If entitlement to Medicare does not result in coverage terminating and Qualifying Event 1 occurs within 18 months after Medicare entitlement, coverage for Qualified Beneficiaries other than the insured employee will end 36 months from the date the insured employee became entitled to Medicare;

4.	The date the policy terminates;

5.	The end of the period for which premiums are last paid;

6.

The date, following the election of COBRA, the insured person first becomes covered under any other group health plan, unless the other group health plan contains an exclusion or limitation relating to a pre-existing condition of the insured person, in which case this COBRA continuation will end at the end of the period for which the pre-existing condition exclusion or limitation applied; or

7.

The date, following the election of COBRA, the insured person first becomes entitled to Medicare. However, entitlement to Medicare will not preclude a person from continuing coverage which the person became eligible for due to Qualifying Event 2.

*

For an insured person whose COBRA continuation coverage began under a prior plan, this term will be dated from the time of the Qualifying Event under that prior plan. Additional note: If your COBRA continuation under this plan began on or after January 1, 2003 and ends in accordance with item 1, you may further elect to continue coverage for medical benefits only under CalCOBRA for the balance of 36 months (COBRA and CalCOBRA combined). All COBRA eligibility must be exhausted before you are eligible to further continue coverage under CalCOBRA. Please see CALCOBRA CONTINUATION OF COVERAGE in this booklet for more information.

Subject to the policy remaining in effect, a retired employee whose COBRA continuation coverage began due to Qualifying Event 2 may be covered for the remainder of his or her life; that person’s covered family members may continue coverage for 36 months after the employee’s death. However, coverage could terminate prior to such time for either employee or family member in accordance with items 4, 5 or 6 above.

EXTENSION OF CONTINUATION DURING TOTAL DISABILITY

If at the time of termination of employment or reduction in hours, or at any time during the first 60 days of the COBRA continuation, a Qualified Beneficiary is determined to be disabled for Social Security purposes, all covered insured persons may be entitled to up to 29 months of continuation coverage after the original Qualifying Event.

Eligibility for Extension. To continue coverage for up to 29 months from the date of the original Qualifying Event, the disabled insured person must:

1.	Satisfy the legal requirements for being totally and permanently disabled under the Social Security Act; and

2.	Be determined and certified to be so disabled by the Social Security Administration.

Notice. The insured person must furnish the group with proof of the Social Security Administration’s determination of disability during the first 18 months of the COBRA continuation period and no later than 60 days after the later of the following events:

1.	The date of the Social Security Administration’s determination of the disability;

2.	The date on which the original Qualifying Event occurs;

3.	The date on which the Qualified Beneficiary loses coverage; or

4.	The date on which the Qualified Beneficiary is informed of the obligation to provide the disability notice.

Cost of Coverage. For the 19th through 29th months that the total disability continues, the group must remit the cost for the extended continuation coverage to us. This cost (called the “premium”) shall be subject to the following conditions:

1.

If the disabled insured person continues coverage during this extension, this rate shall be 150% of the applicable rate for the length of time the disabled insured person remains covered, depending upon the number of covered dependents. If the disabled insured person does not continue coverage during this extension, this charge shall remain at 102% of the applicable rate.

2.

The cost for extended continuation coverage must be remitted to us by the group each month during the period of extended continuation coverage. We must receive timely payment of the premium each month from the group in order to maintain the extended continuation coverage in force.

3.	The group may require that you pay the entire cost of the extended continuation coverage.

If a second Qualifying Event occurs during this extended continuation, the total COBRA continuation may continue for up to 36 months from the date of the first Qualifying Event. The premium rate shall then be 150% of the applicable rate for the 19th through 36th months if the disabled insured person remains covered. The charge will be 102% of the applicable rate for any periods of time the disabled insured person is not covered following the 18th month.

When The Extension Ends. This extension will end at the earlier of:

1.	The end of the month following a period of 30 days after the Social Security Administration’s final determination that you are no longer totally disabled;

2.	The end of 29 months from the Qualifying Event*;

3.	The date the policy terminates;

4.	The end of the period for which premiums are last paid;

5.

The date, following the election of COBRA, the insured person first becomes covered under the other group health plan, unless the other group health plan contains an exclusion or limitation to a pre-existing condition of the insured person, in which case this COBRA extension will end at the end of the period for which the pre-existing condition exclusion or limitation applied; or

6.

The date, following the election of COBRA, the insured person first becomes entitled to Medicare. However, entitlement to Medicare will not preclude a person from continuing coverage which the person became eligible for due to Qualifying Event 2.

You must inform the group within 30 days of a final determination by the Social Security Administration that you are no longer totally disabled.

*

Note: If your COBRA continuation under this plan began on or after January 1, 2003 and ends in accordance with item 2, you may further elect to continue coverage for medical benefits only under CalCOBRA for the balance of 36 months (COBRA and CalCOBRA combined). All COBRA eligibility must be exhausted before you are eligible to further continue coverage under CalCOBRA. Please see CALCOBRA CONTINUATION OF COVERAGE in this booklet for more information.

CALCOBRA CONTINUATION OF COVERAGE

If your continuation coverage under federal COBRA began on or after January 1, 2003, you have the option to further continue coverage under CalCOBRA for medical benefits only if your federal COBRA ended following:

1.	18 months after the qualifying event, if the qualifying event was termination of employment or reduction in work hours; or

2.	29 months after the qualifying event, if you qualified for the extension of COBRA continuation during total disability.

All federal COBRA eligibility must be exhausted before you are eligible to further continue coverage under CalCOBRA. You are not eligible to further continue coverage under CalCOBRA if you (a) are entitled to Medicare; (b) have other coverage or become covered under another group plan, as long as you are not subject to a pre-existing condition limitation under that coverage; or (c) are eligible for or covered under federal COBRA. Coverage under CalCOBRA is available for medical benefits only.

TERMS OF CALCOBRA CONTINUATION

Notice. Within 180 days prior to the date federal COBRA ends, we will notify you of your right to further elect coverage under CalCOBRA. If you choose to elect CalCOBRA coverage, you must notify us in writing within 60 days of the date your coverage under federal COBRA ends or when you are notified of your right to continue coverage under CalCOBRA, whichever is later. If you don’t give us written notification within this time period you will not be able to continue your coverage.

Please examine your options carefully before declining this coverage. You should be aware that companies selling individual health insurance typically require a review of your medical history that could result in higher cost or you could be denied coverage entirely.

Additional Family Members. A dependent acquired during the CalCOBRA continuation period is eligible to be enrolled as a family member. The standard enrollment provisions of the policy apply to enrollees during the CalCOBRA continuation period.

Cost of Coverage. You will be required to pay the entire cost of your CalCOBRA continuation coverage (this is the “premium”). This cost will be:

1.	110% of the applicable group rate if your coverage under federal COBRA ended after 18 months; or

2.	150% of the applicable group rate if your coverage under federal COBRA ended after 29 months.

You must make payment to us within the timeframes specified below. We must receive payment of your premium each month to maintain your coverage in force.

Payment Dates. The first payment is due along with your enrollment form within 45 days after you elect continuation coverage. You must make this payment by first-class mail or other reliable means of delivery, in an amount sufficient to pay any required premium and premium due. Failure to submit the correct amount within this 45-day period will disqualify you from receiving continuation coverage under CalCOBRA. Succeeding premium payments are due on the first day of each following month.

If premium payments are not received when due, your coverage will be cancelled. We will cancel your coverage only upon sending you written notice of cancellation at least 15 days prior to cancelling your coverage. If you make payment in full within 15 days after we issue this notice of cancellation, your coverage will not be cancelled. If you do not make the required payment in full within this 15 day period, your coverage will be cancelled as of 12:00 midnight on the fifteenth day after the date on which the notice of cancellation is sent and will not be reinstated. Any payment we receive more than 15 days after we issue the notice of cancellation will be refunded to you within 20 business days.

Premium Rate Change. The premium rates may be changed by us as of any premium due date. We will provide you with written notice at least 30 days prior to the date any premium rate increase goes into effect.

Accuracy of Information. You are responsible for supplying up-to-date eligibility information. We shall rely upon the latest information received as correct without verification; but we maintain the right to verify any eligibility information you provide.

CalCOBRA Continuation Coverage Under the Prior Plan. If you were covered through CalCOBRA continuation under the prior plan, your coverage may continue under this plan for the balance of the continuation period. However your coverage shall terminate if you do not comply with the enrollment requirements and premium payment requirements of this plan within 30 days of receiving notice that your continuation coverage under the prior plan will end.

When CalCOBRA Continuation Coverage Begins. When you elect CalCOBRA continuation coverage and pay the premium, coverage is reinstated back to the date federal COBRA ended, so that no break in coverage occurs.

For family members properly enrolled during the CalCOBRA continuation, coverage begins according to the enrollment provisions of the policy.

When the CalCOBRA Continuation Ends. This CalCOBRA continuation will end on the earliest of:

1.	The date that is 36 months after the date of your qualifying event under federal COBRA*;

2.	The date the policy terminates;

3.	The date the group no longer provides coverage to the class of employees to which you belong;

4.	The end of the period for which premium is last paid (your coverage will be cancelled upon written notification, as explained under “Payment Dates”, above);

5.

The date you become covered under any other health plan, unless the other health plan contains an exclusion or limitation relating to a pre-existing condition that you have. In this case, this continuation will end at the end of the period for which the pre-existing condition exclusion or limitation applied;

6.	The date you become entitled to Medicare; or

7.	The date you become covered under a federal COBRA continuation.

CalCOBRA continuation will also end if you move out of our service area or if you commit fraud.

*	If your CalCOBRA continuation coverage began under a prior plan, this term will be dated from the time of the qualifying event under that prior plan.

If your CalCOBRA continuation under this plan ends in accordance with items 1, 2, or 3, you may be eligible for HIPAA coverage or medical conversion coverage. You will receive notice of these options within 180 days prior to your CalCOBRA termination date. Please see HIPAA COVERAGE AND CONVERSION in this booklet for more information.

SENIOR COBRA CONTINUATION FOR QUALIFYING INSURED PERSONS

This section does not apply to any individual who is not eligible for this continuation prior to January 1, 2005. Subject to payment of premium as stated in the policy, coverage under this plan may be continued for the insured employee, the insured employee’s spouse, and the insured employee’s former spouse (if any) under Section 10116.5 of the Insurance Code and Section 2800.2 of the Labor Code, in accordance with the following provisions. This continuation may be elected following the CONTINUATION OF COVERAGE (the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), or Title X of P.L. 99-272) and the CALCOBRA CONTINUATION OF COVERAGE shown above.

For the purposes of this section, “former spouse” means: (a) an individual who is divorced from the insured employee; or (b) an individual who was married to the insured employee at the time of the insured employee’s death.

Requirements. The insured employee and spouse may continue coverage under this plan if:

1.	The employee, or the employee on behalf of himself or herself and the spouse, was entitled to, and had elected to continue coverage under, COBRA or CalCOBRA, as described in the preceding section;

2.	The employee or spouse has not elected to continue coverage under any other available continuation;

3.	The employee has worked for the employer for at least the prior five years; and

4.	The employee is at least 60 years old on the date employment with the employer ended.

The former spouse may continue coverage under this plan in accordance with this section if he or she was covered as a qualified beneficiary under COBRA or CalCOBRA, as described in the preceding sections.

Notice and Election. The employer will notify the insured employee or spouse and the former spouse of the right to continue coverage within 180 days prior to the date continuation of coverage under COBRA or CalCOBRA is scheduled to end.

For the employee and spouse, this continuation may be chosen for both, for the employee only, or for the spouse only. The former spouse may elect this continuation for himself or herself only.

To elect this continuation, you must notify us in writing within 30 days prior to the date continuation coverage under COBRA or CalCOBRA is scheduled to end. If you fail to elect this continuation when first eligible, you may not elect this continuation at a later date. You must remit the initial premium to us within 45 days after you elect this continuation.

Cost of Coverage. You are required to pay the entire cost of this continuation coverage. You must remit this cost to us each month during the continuation period. We must receive payment of the premium each month in order to continue the coverage in force. The rate for continuation coverage under this section shall be 213% of the applicable group rate. For the purpose of determining premiums payable, the spouse or former spouse continuing coverage alone will be considered to be an employee.

Payment Dates. The first payment is due along with your enrollment form within 45 days after you elect continuation coverage. We will bill you for any retroactive charges which may be due. Succeeding premiums are due on the first day of each following month (the Premium Due Date).

Grace Period. For every Premium Due Date, except the first, there is a 31-day grace period in which to pay premiums. If premiums are not received by the end of the grace period, your coverage will be canceled at the end of the period for which premiums are last paid.

Premium Rate Change. The premium rates may be changed by us as of any Premium Due Date. We will provide you with written notice at least 30 days prior to the date any premium rate increase goes into effect.

Accuracy of Information. You are responsible for supplying accurate, up-to-date eligibility information. We shall rely upon the latest information received as correct without verification; but we maintain the right to verify any eligibility information you provide. We can hold you responsible for any loss or expense we incur because of your failure to do so.

When Continuation Ends. This continuation will end on the earliest of:

1.	The end of the period for which premiums are last paid;

2.	The date the policy terminates;

3.	The date, following the election of Senior COBRA, the insured employee, spouse, or former spouse first becomes covered under any group health plan not maintained by the employer;

4.	The date, following the election of Senior COBRA, the employee, spouse, or former spouse first becomes entitled to Medicare;

5.	The date the employee, spouse, or former spouse reaches age 65; or

6.	For the spouse or former spouse, five years from the date the spouse’s or former spouse’s COBRA or CalCOBRA continuation coverage ended.

EXTENSION OF BENEFITS

If you are a totally disabled employee or a totally disabled family member and under the treatment of a physician on the date of discontinuance of the policy, your benefits may be continued for treatment of the totally disabling condition. This extension of benefits is not available if you become covered under another group health plan that provides coverage without limitation for your disabling condition. Extension of benefits is subject to the following conditions:

1.

If you are confined as an inpatient in a hospital or skilled nursing facility, you are considered totally disabled as long as the inpatient stay is medically necessary, and no written certification of the total disability is required. If you are discharged from the hospital or skilled nursing facility, you may continue your total disability benefits by submitting written certification by your physician of the total disability within 90 days of the date of your discharge. Thereafter, we must receive proof of your continuing total disability at least once every 90 days while benefits are extended.

2.

If you are not confined as an inpatient but wish to apply for total disability benefits, you must do so by submitting written certification by your physician of the total disability. We must receive this certification within 90 days of the date coverage ends under this plan. At least once every 90 days while benefits are extended, we must receive proof that your total disability is continuing.

3.	Your extension of benefits will end when any one of the following circumstances occurs:

a.	You are no longer totally disabled.

b.	The maximum benefits available to you under this plan are paid.

c.	You become covered under another group health plan that provides benefits without limitation for your disabling condition.

d.	A period of up to 12 months has passed since your extension began.

GENERAL PROVISIONS

Providing of Care. We are not responsible for providing any type of hospital, medical or similar care, nor are we responsible for the quality of any such care received.

Independent Contractors. Our relationship with providers is that of an independent contractor. Physicians, and other health care professionals, hospitals, skilled nursing facilities and other community agencies are not our agents nor are we, or any of our employees, an employee or agent of any hospital, medical group or medical care provider of any type.

Non-Regulation of Providers. The benefits provided under this plan do not regulate the amounts charged by providers of medical care.

Terms of Coverage

1.

In order for you to be entitled to benefits under the policy, both the policy and your coverage under the policy must be in effect on the date the expense giving rise to a claim for benefits is incurred.

2.

The benefits to which you may be entitled will depend on the terms of coverage in effect on the date the expense giving rise to a claim for benefits is incurred. An expense is incurred on the date you receive the service or supply for which the charge is made.

3.	The policy is subject to amendment, modification or termination according to the provisions of the policy without your consent or concurrence.

Protection of Coverage. We do not have the right to cancel your coverage under this plan while: (1) this plan is in effect; (2) you are eligible; and (3) your premiums are paid according to the terms of the policy.

Medical Necessity. The benefits of this plan are provided only for services which are medically necessary. The services must be ordered by the attending physician for the direct care and treatment of a covered condition. They must be standard medical practice where received for the condition being treated and must be legal in the United States.

Expense in Excess of Benefits. We are not liable for any expense you incur in excess of the benefits of this plan.

Benefits Not Transferable. Only insured persons are entitled to receive benefits under this plan. The right to benefits cannot be transferred.

Notice of Claim. You, or someone on your behalf, must give us written notice of a claim within 20 days after you incur covered expense under this plan, or as soon as reasonably possible thereafter.

Claim Forms. After we receive a written notice of claim, we will give you any forms you need to file proof of loss. If we do not give you these forms within 15 days after you have filed your notice of claim, you will not have to use these forms, and you may file proof of loss by sending us written proof of the occurence giving rise to the claim. Such written proof must include the extent and character of the loss.

Proof of Loss. You or the provider of service must send us properly and fully completed claim forms within 90 days of the date you receive the service or supply for which a claim is made. If it is not reasonably possible to submit the claim within that time frame, an extension of up to 12 months will be allowed. Except in the absence of legal capacity, we are not liable for the benefits of the plan if you do not file claims within the required time period. We will not be liable for benefits if we do not receive written proof of loss on time.

Services received and charges for the services must be itemized, and clearly and accurately described. Claim forms must be used; canceled checks or receipts are not acceptable.

Timely Payment of Claims. Any benefits due under this plan shall be due once we have received proper, written proof of loss, together with such reasonably necessary additional information we may require to determine our obligation.

Payment to Providers. We will pay the benefits of this plan directly to medical transportation providers. Also, we will pay other providers of service directly when you assign benefits in writing. If another party pays for your medical care and you assign benefits in writing, we will pay the benefits of this plan to that party. These payments will fulfill our obligation to you for those covered services.

Exception: Under certain circumstances we will pay the benefits of this plan directly to a provider or third party even without your assignment of benefits in writing. To receive direct payment, the provider or third party must provide us the following:

1.	Proof of payment of medical services and the provider’s itemized bill for such services;

2.

If the insured employee does not reside with the patient, either a copy of the judicial order requiring the employee to provide coverage for the patient or a state approved form verifying the existence of such judicial order which would be filed with us on an annual basis;

3.

If the employee does not reside with the patient, and if the provider is seeking direct reimbursement, an itemized bill with the signature of the custodian or guardian certifying that the services have been provided and supplying on an annual basis, either a copy of the judicial order requiring the employee to provide coverage for the patient or a state approved form verifying the existence of such judicial order;

4.	The name and address of the person to be reimbursed, the name and policy number of the employee, the name of the patient, and other necessary information related to the coverage.

Right of Recovery. When the amount we paid exceeds our liability under this plan, we have the right to recover the excess amount. This amount may be recovered from you, the person to whom payment was made or any other plan.

Plan Administrator - COBRA and ERISA. In no event will we be plan administrator for the purposes of compliance with the Consolidated Omnibus Budget Reconciliation Act (COBRA) or the Employee Retirement Income Security Act (ERISA). The term “plan administrator” refers either to the group or to a person or entity, other than us, engaged by the group to perform or assist in performing administrative tasks in connection with the group’s health plan. The group is responsible for satisfaction of notice, disclosure and other obligations of administrators under ERISA. In providing notices and otherwise performing under the CONTINUATION OF COVERAGE section of this booklet, the group is fulfilling statutory obligations imposed on it by federal law and, where applicable, acting as your agent.

Workers’ Compensation Insurance. The policy does not affect any requirement for coverage by workers’ compensation insurance. It also does not replace that insurance.

Entire Contract. This certificate, including any amendments and endorsements to it, is a summary of your benefits. It replaces any older certificates issued to you for the coverages described in the Summary of Benefits. All benefits are subject in every way to the entire policy which includes this certificate. The terms of the policy may be changed only by a written endorsement signed by one of our authorized officers. No agent or employee has any authority to change any of the terms, or waive the provisions of, the policy.

Liability For Statements. No statements made by you, unless they appear on a written form signed by you or are fraudulent, will be used to deny a claim under the policy. Statements made by you will not be deemed warranties. With regard to each statement, no statement will be used by us in defense to a claim unless it appears in a written form signed by you and then only if a copy has been furnished to you. After two years following the filing of such claim, if the coverage under which such claim is filed has been in force during that time, no such statement will be used to deny such a claim, unless the statement is fraudulent.

Physical Examination. At our expense, we have the right and opportunity to examine any insured person claiming benefits when and as often as reasonably necessary while a claim is pending.

Legal Actions. No attempt to recover on the plan through legal or equity action may be made until at least 60 days after the written proof of loss has been furnished as required by this plan. No such action may be started later than three years from the time written proof of loss is required to be furnished.

Conformity with Laws. Any provision of the policy which, on its effective date, is in conflict with the laws of the governing jurisdiction, is hereby amended to conform to the minimum requirements of such laws.

Financial Arrangements with Providers. Anthem Blue Cross Life and Health or an affiliate has contracts with certain health care providers and suppliers (hereafter referred to together as “Providers”) for the provision of and payment for health care services rendered to its insured persons and members entitled to health care benefits under individual certificates and group policies or contracts to which Anthem Blue Cross Life and Health or an affiliate is a party, including all persons covered under the policy.

Under the above-referenced contracts between Providers and Anthem Blue Cross Life and Health or an affiliate, the negotiated rates paid for certain medical services provided to persons covered under the policy may differ from the rates paid for persons covered by other types of products or programs offered by Anthem Blue Cross Life and Health or an affiliate for the same medical services. In negotiating the terms of the policy, the group was aware that Anthem Blue Cross Life and Health or its affiliates offer several types of products and programs. The insured employees, family members, and the group are entitled to receive the benefits of only those discounts, payments, settlements, incentives, adjustments and/or allowances specifically applicable to Anthem Blue Cross Life and Health or its affiliates’ policies for insured group accounts.

INDEPENDENT MEDICAL REVIEW OF DENIALS OF EXPERIMENTAL OR INVESTIGATIVE TREATMENT

If coverage for a proposed treatment is denied because we determine that the treatment is experimental or investigative, you may ask that the denial be reviewed by an external independent medical review organization contracting with the California Department of Insurance (“CDI”). Your request for this review may be submitted to the CDI. You pay no application or processing fees of any kind for this review. You have the right to provide information in support of your request for review. A decision not to participate in this review process may cause you to forfeit any statutory right to pursue legal action against us regarding the disputed health care service. We will send you an application form and an addressed envelope for you to use to request this review with any grievance disposition letter denying coverage for this reason. You may also request an application form by calling us at the telephone number listed on your identification card or write to us at Anthem Blue Cross Life and Health Insurance Company, 21555 Oxnard Street, Woodland Hills, CA 91367. To qualify for this review, all of the following conditions must be met:

•	You have a life-threatening or seriously debilitating condition, described as follows:

•

A life-threatening condition is a condition or disease where the likelihood of death is high unless the course of the disease is interrupted or a condition or disease with a potentially fatal outcome where the end point of clinical intervention is the patient’s survival.

•	A seriously debilitating condition is a disease or condition that causes major, irreversible morbidity.

•

Your physician must certify that either (a) standard treatment has not been effective in improving your condition, (b) standard treatment is not medically appropriate, or (c) there is no more beneficial standard treatment covered by this plan than the proposed treatment.

•

The proposed treatment must be requested by you or by a licensed board certified or board eligible physician qualified to treat your condition. The treatment requested must be likely to be more beneficial for you than standard treatments based on two documents of scientific and medical evidence from the following sources:

a)	Peer-reviewed scientific studies published in or accepted for publication by medical journals that meet nationally recognized standards;

b)

Medical literature meeting the criteria of the National Institutes of Health’s National Library of Medicine for indexing in Index Medicus, Excerpta Medicus (EMBASE), Medline, and MEDLARS database of Health Services Technology Assessment Research (HSTAR);

c)	Medical journals recognized by the Secretary of Health and Human Services, under Section 1861(t)(2) of the Social Security Act;

d)	Either of the following: (i) The American Hospital Formulary Service’s Drug Information, or (ii) the American Dental Association Accepted Dental Therapeutics;

e)

Any of the following references, if recognized by the federal Centers for Medicare and Medicaid Services as part of an anticancer chemotherapeutic regimen: (i) the Elsevier Gold Standard’s Clinical Pharmacology, (ii) the National Comprehensive Cancer Network Drug and Biologics Compendium, or (iii) the Thomson Micromedex DrugDex;

f)

Findings, studies or research conducted by or under the auspices of federal governmental agencies and nationally recognized federal research institutes, including the Federal Agency for Health Care Policy and Research, National Institutes of Health, National Cancer Institute, National Academy of Sciences, Centers for Medicare and Medicaid Services, Congressional Office of Technology Assessment, and any national board recognized by the National Institutes of Health for the purpose of evaluating the medical value of health services; and

g)	Peer reviewed abstracts accepted for presentation at major medical association meetings.

In all cases, the certification must include a statement of the evidence relied upon.

You are not required to go through our grievance process for more than 30 days. If your grievance needs expedited review, you are not required to go through our grievance process for more than three days.

You must request this review within six months of the date you receive a denial notice from us in response to your grievance, or from the end of the 30 day or three day grievance period, whichever applies. This application deadline may be extended by the CDI for good cause.

Within three business days of receiving notice from the CDI of your request for review we will send the reviewing panel all relevant medical records and documents in our possession, as well as any additional information submitted by you or your physician. Any newly developed or discovered relevant medical records identified by us or by a qualified physician after the initial documents are sent will be immediately forwarded to the reviewing panel. The external independent review organization will complete its review and render its opinion within 30 days of its receipt of request for review (or within seven days if your physician determines that the proposed treatment would be significantly less effective if not provided promptly). This timeframe may be extended by up to three days for any delay in receiving necessary records.

INDEPENDENT MEDICAL REVIEW OF GRIEVANCES INVOLVING A DISPUTED HEALTH CARE SERVICE

You may request an independent medical review (“IMR”) of disputed health care services from the California Department of Insurance (“CDI”) if you believe that we have improperly denied, modified, or delayed health care services. A “disputed health care service” is any health care service eligible for coverage and payment under your plan that has been denied, modified, or delayed by us, in whole or in part because the service is not medically necessary.

The IMR process is in addition to any other procedures or remedies that may be available to you. You pay no application or processing fees of any kind for IMR. You have the right to provide information in support of the request for IMR. We must provide you with an IMR application form and an addressed envelope for you to use to request IMR with any grievance disposition letter that denies, modifies, or delays health care services. A decision not to participate in the IMR process may cause you to forfeit any statutory right to pursue legal action against us regarding the disputed health care service.

Eligibility: The CDI will review your application for IMR to confirm that:

1.	(a)	Your provider has recommended a health care service as medically necessary, or

(b)	You have received urgent care or emergency services that a provider determined was medically necessary, or

(c)	You have been seen by a provider for the diagnosis or treatment of the medical condition for which you seek independent review;

2.	The disputed health care service has been denied, modified, or delayed by us, based in whole or in part on a decision that the health care service is not medically necessary; and

3.

You have filed a grievance with us and the disputed decision is upheld or the grievance remains unresolved after 30 days. If your grievance requires expedited review you need not participate in our grievance process for more than three days. The CDI may waive the requirement that you follow our grievance process in extraordinary and compelling cases.

You must apply for IMR within six months of the date you receive a denial notice from us in response to your grievance or from the end of the 30 day or three day grievance period, whichever applies. This application deadline may be extended by the CDI for good cause.

If your case is eligible for IMR, the dispute will be submitted to a medical specialist or specialists who will make an independent determination of whether or not the care is medically necessary. You will receive a copy of the assessment made in your case. If the IMR determines the service is medically necessary, we will provide benefits for the health care service.

For non-urgent cases, the IMR organization designated by the CDI must provide its determination within 30 days of receipt of your application and supporting documents. For urgent cases involving an imminent and serious threat to your health, including, but not limited to, serious pain, the potential loss of life, limb, or major bodily function, or the immediate and serious deterioration of your health, the IMR organization must provide its determination within 3 days.

For more information regarding the IMR process, or to request an application form, please call us at the customer service telephone number listed on your ID card.

BINDING ARBITRATION

Note: If you are enrolled in a plan provided by your employer that is subject to ERISA, any dispute involving an adverse benefit decision must be resolved under ERISA’s claims procedure rules, and is not subject to mandatory binding arbitration. You may pursue voluntary binding arbitration after you have completed an appeal under ERISA. If you have any other dispute which does not involve an adverse benefit decision, this BINDING ARBITRATION provision applies.

Any dispute or claim, of whatever nature, arising out of, in connection with, or in relation to this plan or the policy, or breach or rescission thereof, or in relation to care or delivery of care, including any claim based on contract, tort or statute, must be resolved by arbitration if the amount sought exceeds the jurisdictional limit of the small claims court. Any dispute regarding a claim for damages within the jurisdictional limits of the small claims court will be resolved in such court.

The Federal Arbitration Act shall govern the interpretation and enforcement of all proceedings under this BINDING ARBITRATION provision. To the extent that the Federal Arbitration Act is inapplicable, or is held not to require arbitration of a particular claim, state law governing agreements to arbitrate shall apply.

The insured person and Anthem Blue Cross Life and Health agree to be bound by these arbitration provisions and acknowledge that they are giving up their right to trial by jury for both medical malpractice claims and any other disputes.

The insured person and Anthem Blue Cross Life and Health agree to give up the right to participate in class arbitrations against each other. Even if applicable law permits class actions or class arbitrations, the insured person waives any right to pursue, on a class basis, any such controversy or claim against Anthem Blue Cross Life and Health and Anthem Blue Cross Life and Health waives any right to pursue on a class basis any such controversy or claim against the insured person.

The arbitration findings will be final and binding except to the extent that state or federal law provides for the judicial review of arbitration proceedings.

The arbitration is initiated by the insured person making written demand on Anthem Blue Cross Life and Health. The arbitration will be conducted by Judicial Arbitration and Mediation Services (“JAMS”), according to its applicable Rules and Procedures. If for any reason JAMS is unavailable to conduct the arbitration, the arbitration will be conducted by another neutral arbitration entity, by agreement of the insured person and Anthem Blue Cross Life and Health, or by order of the court, if the insured person and Anthem Blue Cross Life and Health cannot agree.

The costs of the arbitration will be allocated per the JAMS Policy on Consumer Arbitrations. If the arbitration is not conducted by JAMS, the costs will be shared equally by the parties, except in cases of extreme financial hardship, upon application to the neutral arbitration entity to which the parties have agreed, in which cases, Anthem Blue Cross Life and Health will assume all or a portion of the costs of the arbitration.

Please send all Binding Arbitration demands in writing to Anthem Blue Cross Life and Health Insurance Company, 21555 Oxnard Street, Woodland Hills, CA 91367 marked to the attention of the Customer Service Department listed on your identification card.

DEFINITIONS

The meanings of key terms used in this certificate are shown below. Whenever any of the key terms shown below appear, it will appear in italicized letters. When any of the terms below are italicized in your certificate, you should refer to this section.

Anthem Blue Cross Life and Health Insurance Company (Anthem Blue Cross Life and Health) is the company which insures the benefits of the plan.

Base Medical Plan is the plan of medical benefits provided by the group that you are currently enrolled as a participant. It is the plan to which this Executive Medical is a supplement.

Child meets the plan’s eligibility requirements for children as outlined under HOW COVERAGE BEGINS AND ENDS.

Covered expense is the expense you incur for a covered service or supply. Determination of covered expense is as defined in the base medical plan. Expense is incurred on the date you receive the service or supply.

Custodial care is care provided primarily to meet your personal needs. This includes help in walking, bathing or dressing. It also includes: preparing food or special diets; feeding by utensil, tube or gastrostomy; suctioning and administration of medicine which is usually self-administered or any other care which does not require continuing services of medical personnel.

If medically necessary, benefits will be provided for feeding (by tube or gastrostomy) and suctioning.

Domestic partner meets the plan’s eligibility requirements for domestic partners as outlined under HOW COVERAGE BEGINS AND ENDS: HOW COVERAGE BEGINS.

Effective date is the date your coverage begins under this plan.

Experimental procedures are those that are mainly limited to laboratory and/or animal research.

Full-time employee meets the plan’s eligibility requirements for full-time employees as outlined under HOW COVERAGE BEGINS AND ENDS.

Group refers to the business entity to which we have issued this policy. The name of the group is UNIFIED GROCERS.

Hospice is an agency or organization primarily engaged in providing palliative care (pain control and symptom relief) to terminally ill persons and supportive care to those persons and their families to help them cope with terminal illness. This care may be provided in the home or on an inpatient basis. A hospice must be: (1) certified by Medicare as a hospice; (2) recognized by Medicare as a hospice demonstration site; or (3) accredited as a hospice by the Joint Commission on Accreditation of Hospitals. A list of hospices meeting these criteria is available upon request.

Hospital is a facility which provides diagnosis, treatment and care of persons who need acute inpatient hospital care under the supervision of physicians. It must be licensed as a general acute care hospital according to state and local laws. It must also be registered as a general hospital by the American Hospital Association and meet accreditation standards of the Joint Commission on Accreditation of Health Care Organizations.

For the limited purpose of inpatient care, the definition of hospital also includes: (1) psychiatric health facilities (only for the acute phase of a mental or nervous disorder or substance abuse), and (2) residential treatment centers.

Infertility is: (1) the presence of a condition recognized by a physician as a cause of infertility; or (2) the inability to conceive a pregnancy or to carry a pregnancy to a live birth after a year or more of regular sexual relations without contraception.

Insured employee (employee) is the primary insured; that is, the person who is allowed to enroll under this plan for himself or herself and his or her eligible family members.

Insured family member (family member) meets the plan’s eligibility requirements for family members as outlined under HOW COVERAGE BEGINS AND ENDS.

Insured person is the insured employee or insured family member. An insured person may enroll under only one health plan provided by Anthem Blue Cross Life and Health, or any of its affiliates, which is sponsored by the group.

Investigative procedures or medications are those that have progressed to limited use on humans, but which are not widely accepted as proven and effective within the organized medical community.

Medically necessary procedures, supplies, equipment or services are those considered to be:

1.	Appropriate and necessary for the diagnosis or treatment of the medical condition;

2.	Provided for the diagnosis or direct care and treatment of the medical condition;

3.	Within standards of good medical practice within the organized medical community;

4.	Not primarily for your convenience, or for the convenience of your physician or another provider; and

5.	The most appropriate procedure, supply, equipment or service which can safely be provided. The most appropriate procedure, supply, equipment or service must satisfy the following requirements:

a.

There must be valid scientific evidence demonstrating that the expected health benefits from the procedure, supply, equipment or service are clinically significant and produce a greater likelihood of benefit, without a disproportionately greater risk of harm or complications, for you with the particular medical condition being treated than other possible alternatives; and

b.	Generally accepted forms of treatment that are less invasive have been tried and found to be ineffective or are otherwise unsuitable; and

c.

For hospital stays, acute care as an inpatient is necessary due to the kind of services you are receiving or the severity of your condition, and safe and adequate care cannot be received by you as an outpatient or in a less intensified medical setting.

Mental or nervous disorders, for the purposes of this plan, are conditions that affect thinking and the ability to figure things out, perception, mood and behavior. A mental or nervous disorder is recognized primarily by symptoms or signs that appear as distortions of normal thinking, distortions of the way things are perceived (e.g., seeing or hearing things that are not there), moodiness, sudden and/or extreme changes in mood, depression, and/or unusual behavior such as depressed behavior or highly agitated or manic behavior. Mental or nervous disorders include severe mental disorders as defined in this plan (see definition of “severe mental disorders”).

Any condition meeting this definition is a mental or nervous disorder no matter what the cause of the condition may be.

Physician means:

1.	A doctor of medicine (M.D.) or doctor of osteopathy (D.O.) who is licensed to practice medicine or osteopathy where the care is provided; or

2.

One of the following providers, but only when the provider is licensed to practice where the care is provided, is rendering a service within the scope of that license and such license is required to render that service, is providing a service for which benefits are specified in this booklet, and when benefits would be provided if the services were provided by a physician as defined above:

a.	A dentist (D.D.S. or D.M.D.)

b.	An optometrist (O.D.)

c.	A dispensing optician

d.	A podiatrist or chiropodist (D.P.M., D.S.P. or D.S.C.)

e.	A licensed clinical psychologist

f.	A chiropractor (D.C.)

g.	An acupuncturist (A.C.)

h.	A licensed midwife

i.	A licensed clinical social worker (L.C.S.W.)

j.	A marriage and family therapist (M.F.T.)

k.	A physical therapist (P.T. or R.P.T.)*

l.	A speech pathologist*

m.	An audiologist*

n.	An occupational therapist (O.T.R.)*

o.	A respiratory care practitioner (R.C.P.)*

p.	A psychiatric mental health nurse (R.N.)*

q.	A registered dietitian (R.D.)* for the provision of diabetic medical nutrition therapy only

*	Note: The providers indicated by asterisks (*) are covered only by referral of a physician as defined in 1 above.

Plan is the set of benefits described in this booklet and in the amendments to this booklet (if any). This plan is subject to the terms and conditions of the policy we have issued to the group. If changes are made to the plan, an amendment or revised booklet will be issued to the group for distribution to each employee affected by the change. (The word “plan” here does not mean the same as “plan” as used in ERISA.)

Policy is the Group Policy we have issued to the group.

Pre-existing condition means an illness, injury or condition which existed during the six-month period immediately prior to either (a) your effective date or (b) the first day of any waiting period required by the group, whichever is earlier. A condition is considered to have existed when you: (1) sought or received medical advice for that condition; (2) received medical care or treatment for that condition; or (3) received medical supplies, drugs or medicines for that condition.

Prior plan is a plan sponsored by the group which was replaced by this plan within 60 days. You are considered covered under the prior plan if you: (1) were covered under the prior plan on the date that plan terminated; (2) properly enrolled for coverage within 31 days of this plan’s Effective Date; and (3) had coverage terminate solely due to the prior plan’s termination.

Psychiatric emergency medical condition is a mental or nervous disorder that manifests itself by acute symptoms of sufficient severity that the patient is either (1) an immediate danger to himself or herself or to others, or (2) immediately unable to provide for or utilize food, shelter, or clothing due to the mental or nervous disorder.

Psychiatric health facility is an acute 24-hour facility as defined in California Health and Safety Code 1250.2. It must be:

1.	Licensed by the California Department of Health Services;

2.	Qualified to provide short-term inpatient treatment according to the California Insurance Code;

3.	Accredited by the Joint Commission on Accreditation of Health Care Organizations; and

4.	Staffed by an organized medical or professional staff which includes a physician as medical director.

Psychiatric mental health nurse is a registered nurse (R.N.) who has a master’s degree in psychiatric mental health nursing, and is registered as a psychiatric mental health nurse with the state board of registered nurses.

Residential treatment center is an inpatient treatment facility where the patient resides in a modified community environment and follows a comprehensive medical treatment regimen for treatment and rehabilitation as the result of a mental or nervous disorder or substance abuse. The facility must be licensed to provide psychiatric treatment of mental or nervous disorders or rehabilitative treatment of substance abuse according to state and local laws.

Severe mental disorders include the following psychiatric diagnoses specified in California Insurance Code section 10144.5: schizophrenia, schizoaffective disorder, bipolar disorder, major depression, panic disorder, obsessive-compulsive disorder, pervasive developmental disorder or autism, anorexia, and bulimia.

“Severe mental disorders” also includes serious emotional disturbances of a child as indicated by the presence of one or more mental disorders as identified in the Diagnostic and Statistical Manual (DSM) of Mental Disorders, other than primary substance abuse or developmental disorder, resulting in behavior inappropriate to the child’s age according to expected developmental norms. The child must also meet one or more of the following criteria:

1.

As a result of the mental disorder, the child has substantial impairment in at least two of the following areas: self-care, school functioning, family relationships, or ability to function in the community and is at risk of being removed from the home or has already been removed from the home or the mental disorder has been present for more than six months or is likely to continue for more than one year without treatment.

2.	The child is psychotic, suicidal, or potentially violent.

3.	The child meets special education eligibility requirements under California law (Government Code Section 7570).

Skilled nursing facility is an institution that provides continuous skilled nursing services. It must be licensed according to state and local laws and be recognized as a skilled nursing facility under Medicare.

Spouse meets the plan’s eligibility requirements for spouses as outlined under HOW COVERAGE BEGINS AND ENDS.

Stay is an inpatient confinement which begins when you are admitted to a facility and ends when you are discharged from that facility.

Totally disabled employee is an employee who, because of illness or injury, is unable to work for income in any job for which he/she is qualified or for which he/she becomes qualified by training or experience, and who is in fact unemployed.

Totally disabled family member is a family member who is unable to perform all activities usual for persons of that age.

We (us, our) refers to Anthem Blue Cross Life and Health Insurance Company.

Year or calendar year is a 12 month period starting January 1 at 12:01 a.m. Pacific Standard Time.

You (your) refers to the insured employee and insured family members who are enrolled for benefits under this plan.

FOR YOUR INFORMATION

CLAIMS DISCLOSURE NOTICE REQUIRED BY ERISA

The certificate contains information on reporting claims, including the time limitations on submitting a claim. Claim forms may be obtained from the Plan Administrator or BC Life. In addition to this information, if this plan is subject to ERISA, ERISA applies some additional claim procedure rules. The additional rules required by ERISA are set forth below. To the extent that the ERISA claim procedure rules are more beneficial to you, they will apply in place of any similar claim procedure rules included in the certificate. This Claims Disclosure Notice Required By ERISA is not a part of your certificate.

Urgent Care. BC Life must notify you, within 72-hours after they receive your request for benefits, that they have it and what they determine your benefits to be. If your request for benefits does not contain all the necessary information, they must notify you within 24-hours after they get it and tell you what information is missing. Any notice to you by them will be orally, by telephone, or in writing by facsimile or other fast means. You have at least 48-hours to give them the additional information they need to process your request for benefits. You may give them the additional information they need orally, by telephone, or in writing by facsimile or other fast means.

If your request for benefits is denied in whole or in part, you will receive a notice of the denial within 72-hours after BC Life’s receipt of the request for benefits, or 48 hours after receipt of all the information they need to process your request for benefits if the information is received within the time frame noted above. The notice will explain the reason for the adverse benefit determination and the plan provisions upon which the denial decision was based. You have 180-days to appeal their adverse benefit determination. You may appeal their decision orally, by telephone, or in writing by facsimile or other fast means. Within 72-hours after they receive your appeal, they must notify you of their decision, except as otherwise noted below. They will notify you orally, by telephone, or in writing by facsimile or other fast means. If your request for benefits is no longer considered urgent, it will be handled in the same manner as a Non-Urgent Care Pre-Service or Post-service appeal, depending upon the circumstances.

Non-Urgent Care Pre-Service (when care has not yet been received). BC Life must notify you within 15-days after they receive your request for benefits that they have it and what they have determined your benefits to be. If they need more than 15-days to determine your benefits, due to reasons beyond their control, they must notify you within that 15-day period that they need more time to determine your benefits. But, in any case, even with an extension, they cannot take more than 30-days to determine your benefits. If you do not properly submit all the necessary information for your request for benefits to them, they must notify you, within 5-days after they get it and tell you what information is missing. You have 45-days to provide them with the information they need to process your request for benefits. The time period during which BC Life is waiting for receipt of the necessary information is not counted toward the time frame in which BC Life must make the benefit determination.

If your request for benefits is denied in whole or in part, you will receive a written notice of the denial within the time frame stated above, or after BC Life has all the information they need to process your request for benefits, if the information is received within the time frame noted above. The written notice will explain the reason for the adverse benefit determination and the plan provisions upon which the denial decision is based. You have 180-days to appeal their adverse benefit determination. Your appeal must be in writing. Within 30-days after they receive your appeal, they must notify you of their decision about it. Their notice of their decision will be in writing.

Concurrent Care Decisions:

•

Reduction of Benefits – If, after approving a request for benefits in connection with your illness or injury, BC Life decides to reduce or end the benefits they have approved for you, in whole or in part:

•

They must notify you sufficiently in advance of the reduction in benefits, or the end of benefits, to allow you the opportunity to appeal their decision before the reduction in benefits or end of benefits occurs. In their notice to you, BC Life must explain their reason for reducing or ending your benefits and the plan provisions upon which the decision was made.

•

To keep the benefits you already have approved, you must successfully appeal BC Life’s decision to reduce or end those benefits. You must make your appeal to them at least 24-hours prior to the occurrence of the reduction or ending of benefits. If you appeal the decision to reduce or end your benefits when there is less than 24-hours to the occurrence of the reduction or ending of benefits, your appeal may be treated as if you were appealing an urgent care denial of benefits (see the section “Urgent Care,” above), depending upon the circumstances of your condition.

•

If BC Life receives your appeal for benefits at least 24-hours prior to the occurrence of the reduction or ending of benefits, they must notify you of their decision regarding your appeal within 24-hours of their receipt of it. If BC Life denies your appeal of their decision to reduce or end your benefits, in whole or in part, they must explain the reason for their denial of benefits and the plan provisions upon which the decision was made. You may further appeal the denial of benefits according to the rules for appeal of an urgent care denial of benefits (see the section “Urgent Care,” above).

•

Extension of Benefits – If, while you are undergoing a course of treatment in connection with your illness or injury, for which benefits have been approved, you would like to request an extension of benefits for additional treatments:

•

You must make a request to BC Life for the additional benefits at least 24-hours prior to the end of the initial course of treatment that had been previously approved for benefits. If you request additional benefits when there is less than 24-hours until the end of the initially prescribed course of treatment, your request will be handled as if it was a new request for benefits and not an extension and, depending on the circumstances, it may be handled as an Urgent or Non-Urgent Care Pre-service request for benefits.

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If BC Life receives your request for additional benefits at least 24-hours prior to the end of the initial course of treatment, previously approved for benefits, they must notify you of their decision regarding your request within 24-hours of their receipt of it if your request is for urgent care benefits. If BC Life denies your request for additional benefits, in whole or in part, they must explain the reason for their denial of benefits and the plan provisions upon which the decision was made. You may appeal the adverse benefit determination according to the rules for appeal for Urgent, Pre-Service or Post-Service adverse benefit determinations, depending upon the circumstances.

Non-Urgent Care Post-Service (reimbursement for cost of medical care). BC Life must notify you, within 30-days after they receive your claim for benefits, that they have it and what they determine your benefits to be. If they need more than 30-days to determine your benefits, due to reasons beyond their control, they must notify you within that 30-day period that they need more time to determine your benefits. But, in any case, even with an extension, they cannot take more than 45-days to determine your benefits. If you do not submit all the necessary information for your claim to them, they must notify you, within 30-days after they get it and tell you what information is missing. You have 45-days to provide them with the information they need to process your claim. The time period during which BC Life is waiting for receipt of the necessary information is not counted toward the time frame in which BC Life must make the benefit determination.

If your claim is denied in whole or in part, you will receive a written notice of the adverse benefit determination within the time frame stated above, or after BC Life has all the information they need to process your claim, if the information is received within the time frame noted above. The written notice will explain the reason for the adverse benefit determination and the plan provisions upon which the denial decision is based. You have 180-days to appeal their decision. Your appeal must be in writing. Within 60-days after they receive your appeal, they must notify you of their decision about it. Their notice to you or their decision will be in writing.

Note: You, your beneficiary, or a duly authorized representative may appeal any denial of a claim for benefits with BC Life and request a review of the denial. In connection with such a request:

•	Documents pertinent to the administration of the Plan may be reviewed free of charge; and

•	Issues outlining the basis of the appeal may be submitted.

You may have representation throughout the appeal and review procedure.

For the purposes of this provision, the meanings of the terms “Urgent Care,” “Non-Urgent Care Pre-Service,” and “Non-Urgent Care Post-Service,” used in this provision, have the meanings set forth by ERISA for a “claim involving urgent care,” “pre-service claim,” and “post-service claim,” respectively.